Exhibit 10.3

WCI COMMUNITIES, INC.

PERFORMANCE-CONDITIONED RESTRICTED STOCK UNIT AGREEMENT

under the

2004 Stock Incentive Plan of WCI Communities, Inc.

This Performance-Conditioned Restricted Stock Unit Agreement (this “Agreement”) evidences the terms and conditions of an award granted on March 2, 2007 the (“Grant Date”) by WCI Communities, Inc., a Delaware corporation (the “Company”) to «First_Name» «Last_Name» (“Participant”).

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

1. Grant of Performance-Conditioned Restricted Stock Units. On the Grant Date, the Company granted to Participant «Shares» performance-conditioned restricted stock units (“Units”) representing the right to earn, on a one-for-one basis, shares of the Company’s common stock (“Shares”), pursuant to and subject to the provisions of the 2004 Stock Incentive Plan of WCI Communities, Inc. (the “Plan”) and to the terms and conditions set forth in this Agreement. Capitalized terms used herein shall have the meaning ascribed to them in the Plan, a copy of which is available to Participant from the Company’s Human Resources Department.

2. Units Earned Based on Performance. The Units have been credited to a bookkeeping account on behalf of Participant. Except as provided in clauses (b) and (c) of Section 3, the number of Units earned shall vary based upon the Company’s achievement of performance goals set out on Appendix A hereto with respect to calendar year 2007. The Committee shall determine the Company’s performance against the performance goals as soon as practicable after the end of calendar year 2007, but in no event later than March 15, 2008. The number of Units so earned based on performance are referred to herein as “Earned Units.” Except as provided in clauses (a), (b) and (c) of Section 3, Participant shall have no rights to any Units that are not earned based on performance.

3. Vesting of Units. The Units will vest (become non-forfeitable) on the first to occur of the following dates or events (as applicable, the “Vesting Date”):

(a) Fifty percent (50%) of the Earned Units will vest on each of the first and second anniversaries of the Grant Date; provided that Participant has remained in the continuous employ of the Company or an Affiliate through such dates.

(b) In the event that Participant dies while employed, or Participant’s employment is terminated upon the Company’s determination that Participant is disabled under the Company’s long term disability policy (the “Death/Disability Termination Date”), a pro rata percentage of the Units will vest as of the Death/Disability Termination Date. If the Death/Disability Termination Date occurs during 2007, the percentage of Units that vests will equal (i) 50% of the maximum number of Units that could be earned, times (ii) the number of full months elapsed from the Grant Date to the Death/Disability Termination Date divided by 12. If the Death/Disability Termination Date occurs during 2008, the percentage of Units that vests will equal (i) 50% of the Earned Units (if any), times (ii) the number of full months elapsed from January 1, 2008 to the Death/Disability Termination Date divided by 12. Any Units in excess of those vesting pursuant to this clause (b) will be reconveyed to the Company without further consideration or any act or action by Participant.

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(c) In the event that a Change in Control occurs and, during the one (1) year period commencing upon the occurrence of the Change in Control, either (i) Participant’s employment is involuntarily terminated for any reason other than death, disability or termination for “Cause” as defined below, or (ii) Participant’s resigns for “Good Reason”, as defined in Section 9(b)(ii) of the Plan (in either case, a “Double Trigger Event”), then a percentage of the Units shall vest. If the Double Trigger Event occurs during 2007, 100% of the maximum number of Units that could be earned will vest as of the date of the Double Trigger Event. If the Double Trigger Event occurs during 2008, 100% of the Earned Units will vest as of the date of the Double Trigger Event.

•	Participant’s employment shall be deemed terminated for “Cause” if his/her employment is terminated for any of the following:

(i)	Participant’s willful and continued failure to perform his/her duties with respect to the Company or its Affiliates that continues beyond 10 days after a written demand for substantial performance is delivered to Participant by the Company;

(ii)	Misconduct by Participant involving dishonesty or breach of trust in connection with Participant’s employment;

(iii)	Misconduct by Participant that would be a reasonable basis for an indictment of Participant for a felony or a misdemeanor involving moral turpitude; or

(iv)	Misconduct by Participant that results in a demonstrable injury to the Company.

If Participant’s employment with the Company or its Affiliates terminates prior to the Vesting Date for any reason other than as described in clause (b) or (c) of this Section 3, Participant shall forfeit all right, title and interest in and to the Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Participant.

3. Conversion to Shares. Any Units vested as provided in Section 3 above will be converted to Shares on the Vesting Date. Such Shares will be registered on the books of the Company in Participant’s name as of the Vesting Date and delivered to Participant (or Participant’s estate or legal representative, as the case may be) as soon as practical thereafter, but no later than March 15 of the year following the year in which the Vesting Date occurs. Such delivery shall be in certificated or uncertificated form, as Participant (or Participant’s estate or legal representative, as the case may be) shall direct.

4. Nontransferability. The Units or any rights or privileges conferred thereby shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Upon any attempted transfer, assignment, pledge, hypothecation or other disposition of the Units, or any right or privilege conferred hereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Units, or any right or privilege conferred hereby, the Units and such rights or privileges, shall immediately become null and void.

5. Transfers and Leaves of Absence. The transfer of Participant’s employment, without an intervening period of separation, among the Company and any Affiliate, shall not be deemed a termination of employment. Participant shall be deemed to have remained in the employ of the Company during any leave of absence granted by the Company in writing.

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6. Adjustments. In the event of any change in the outstanding common stock of the Company by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, reorganization, recapitalization, merger, consolidation or similar event, the Committee shall adjust proportionately the number of Units and make such other revisions to the Units as the Committee deems to be equitably required, including, without limitation, any such limitations as are deemed necessary to comply with Section 409A of the Code and avoid the imposition of interest and penalty taxes thereunder.

7. Change in Control. In the event of a Change in Control, the Committee may, in its absolute discretion and without liability to any person, take such actions as it deems necessary or desirable including, without limitation, (a) acceleration of the vesting of the Units; (b) payment of a cash amount substantially equivalent to the value of the Units in exchange for the cancellation of the Units; and (c) requiring the issuance of substitute benefits that will substantially preserve the value, rights and benefits of any affected Units; provided, however, that any Units that remain unvested and undelivered after such Change in Control shall be exchangeable only for the kind and amount of securities and other property, or the cash equivalent thereof (as determined by the Company in good faith) receivable as a result of such event by the holder of a Share of Company stock. All such actions shall be consistent with the requirements to avoid the imposition of interest and penalty taxes under Section 409A of the Code.

Notwithstanding the above, the Units shall vest upon Participant’s termination of employment within one year after a Change in Control under the conditions specified in Section 3(c) of this Agreement.

8. Amendment and Termination. This Agreement may be modified by the Company in any manner that is consistent with the Plan, provided that no such amendment shall modify this Agreement in any manner adverse to Participant without Participant’s written consent.

9. Withholding Taxes. Participant will, no later than the date as of which any amount related to the Units first becomes includable in Participant’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Company regarding payment of, any federal, state and local taxes (including Participant’s FICA obligation) required by law to be withheld with respect to such amount. The Committee hereby approves Participant’s surrender to the Company of a number of Shares (or the withholding of Shares otherwise deliverable to Participant under this Award) as necessary to pay the minimum amount (and not any greater amount) required to be withheld for tax purposes, and Participant hereby consents to such Share-withholding method of tax payment if requested by the Company. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Participant.

10. Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Units upon any national securities exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units in Shares, no Shares shall be delivered unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

11. Additional Provisions.

(a) The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

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(b) If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

(c) Nothing contained herein shall affect the right of the Company or any Affiliate to terminate any Participant’s employment at any time for any reason.

(d) Participant shall not have voting or any other rights as a stockholder of the Company with respect to the Units. Dividends or dividend equivalents will not be paid with respect to the Units. Upon conversion of the Units into Shares, Participant will obtain full voting and other rights as a stockholder of the Company.

(e) Neither Units nor the Shares into which they are converted shall be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or its subsidiaries and shall not affect any benefits, or contributions to benefits, under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits or contributions is related to level of compensation.

(f) Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its General Counsel/Corporate Secretary, and any notice to be given to Participant shall be addressed to him at Participant’s address on the books of the Company. By a notice given pursuant to this Section, either party may designate a different address for notices to be given. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or sent by overnight delivery or facsimile.

(g) Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

(h) The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

(i) The laws of the State of Florida shall govern the interpretation, validity and performance of the terms of this Agreement.

IN WITNESS WHEREOF, the Company has executed this Agreement and Participant has accepted this Agreement, including all of the terms and conditions hereof, which constitute a contract between the Company and Participant.

WCI COMMUNITIES, INC.

By:
Title:	Sr. Vice President/HR

Accepted by Participant this

         day of                     , 2007

«First_Name» «Last_Name»

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Appendix A

PERFORMANCE GOALS and AWARD CALCULATION

2007 Adjusted Free Cash Flow(1)	< $	827 million	$827 million	$930 million	$1.034 billion or >
% of Target Award Earned(1)(2)		0%	20%	60%	100%

[1]	When performance falls between two points, straight line interpolation shall be applied.
[2]	Denotes Units earned as a percentage of the maximum number of Units that could be earned.

Definitions

2007 Adjusted Free Cash Flow. 2007 Adjusted Free Cash Flow shall be defined as 2007 Free Cash Flow, computed by subtracting “Change in plant and equipment” from “Net cash (used in) provided by operating activities” as reflected on the Company’s “Consolidated Cash Flow Statement” for the year ending December 31, 2007, and further adjusted to exclude the effects of the following items to the extent that they have the affect of increasing net cash provided by operating activities:

(a)	the sale of substantially all of the assets or ownership interests of those operations that currently comprise the Northeast U.S. Region and/or the Mid-Atlantic Region of WCI Communities, Inc.; and

(b)	the sale of substantially all of the assets or ownership interests of those operations that are currently considered a part of and expected to be developed by the Tower Homebuilding division of WCI Communities, Inc.; and

(c)	the sale of currently owned real estate assets for a significant value in a transactions that includes an option to purchase developed lots or land parcels subdivided and/or developed on such real estate from the third party purchaser at a future date; and

(d)	any proceeds from the sale of the Tuscany Reserve development (the “Community”) or portions thereof to the extent that such amounts represent a recovery of the adjusted basis of the Community as of January 1, 2007, as increased for additional amounts invested in developing the portions of the Community that are sold during 2007. Furthermore, the amount of such proceeds will be reduced by the amount of net income that had been planned to be generated by the Community through the date of its sale. The prorated amount of income shall be determined by reference to the approved 2007 Business Plan less associated taxes calculated at an approximate effective tax rate of 39%.

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